Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Ares Capital Corporation:

We consent to the use of our report dated February 28, 2011, with respect to the consolidated financial statements of Ares Capital Corporation and our report dated June 3, 2011 on the senior securities table of Ares Capital Corporation included herein, and to the references to our firm under the headings Selected Condensed Consolidated Financial Data of Ares Capital, Senior Securities, and Independent Registered Public Accounting Firm in the registration statement.

/s/ KPMG LLP

Los Angeles, California
October 25, 2011